Exhibit 99.1

Company Contact:

Charles R. Daniel, III

Vice President – Finance

(314) 621-0699

Final for Release

Investor Contacts:

Integrated Corporate Relations

Allison Malkin/Jane Thorn Leeson

(203) 682-8225/(646) 277-1223

BAKERS FOOTWEAR REPORTS FIRST QUARTER FISCAL 2008 RESULTS

ST. LOUIS, Mo. June 9, 2008– Bakers Footwear Group, Inc. (Nasdaq: BKRS), a leading specialty retailer of moderately priced fashion footwear for young women, today announced results for the thirteen weeks ended May 3, 2008.

For the first quarter, the thirteen weeks ended May 3, 2008:

•

Net sales were $43.5 million, compared to $49.3 million for the thirteen-week period ended May 5, 2007. Comparable store sales for the first quarter of fiscal 2008 decreased 11.1%, compared to a decrease of 9.3% in the prior-year period;

•	Gross profit in the first quarter was $11.3 million, or 25.8% of net sales, compared to $15.3 million, or 31.0% of net sales in the first quarter last year;
•	Operating loss was $4.1 million, compared to $1.2 million in the first quarter last year; and
•	Net loss was $4.9 million or $0.70 per share, compared to $1.0 million, or $0.15 per share in the first quarter last year.

The decrease in gross profit percentage in the first quarter resulted primarily from the sales shortfall which caused the Company to take additional promotional activity and reduced our operating leverage. During the first quarter of fiscal 2008, the Company opened one new store and closed one store, ending the quarter with 249 total stores.

Peter Edison, Chairman and Chief Executive Officer of Bakers Footwear Group commented, “Our first quarter results reflected a difficult start to the spring selling season driven by unseasonably cool weather and an early Easter holiday as compared to last year. Comparable store sales in February and March were down 16.1% but rebounded nicely in April, to flat comparable store sales, due to strong customer response to our open-toe footwear assortment, demonstrating the strength of our merchandising team. During the quarter, we also achieved our cost reduction goals and continue to expect this effort to positively impact operating results this year. In addition, we were pleased to maintain our tight inventory discipline during the quarter with inventories at quarter end down 15% from the prior-year period. As we begin the second quarter, we remain optimistic. Comparable store sales for the first five weeks of the second quarter are down 0.7% but, other than the first week of the quarter due to reduced promotional activity, have improved each week with June sales starting off strongly positive. We expect continued positive comps given the increasing importance of our strongest performing category of open-toe footwear as the second quarter progresses.”

Mr. Edison continued, “We continue to believe we have adequate liquidity to operate throughout 2008 and a business plan that allows us to meet our debt covenants. In addition, we have continued to cut costs and eliminate underperforming stores. Both of these initiatives will augment our liquidity and profit plans.”

The Company continues to face considerable liquidity constraints as a result of lower sales in the first quarter and through the first five weeks of the second quarter. As of May 3, 2008, the Company had negative working capital of $12.8 million and unused borrowing capacity under its revolving line of credit of $2.5 million. As of May 31, 2008, unused borrowing capacity was $0.6 million. As previously disclosed, during the first quarter of 2008, the Company obtained net proceeds of $6.7 million from the entry into a $7.5 million three year subordinated secured term loan and the issuance of 350,000 shares of common stock. Also as previously disclosed, on May, 9, 2008, the Company amended the subordinated secured term loan to adjust the financial covenant for minimum EBITDA for the first quarter of 2008 and to defer principal payments until September 1, 2008 and issued an additional 50,000 shares of common stock as consideration for the amendment.

The Company’s business plan for fiscal year 2008 continues to be based on moderate increases in comparable store sales beginning in the second quarter and continuing through the remainder of the year, improved gross margins, and expense reductions. The Company has adjusted its business plan in light of year-to-date sales and its current liquidity position and has taken actions it considers necessary to maintain adequate liquidity and meet the financial covenants under its debt agreements. Although the Company believes its business plan is achievable, in light of past sales results and the current state of the economy, there is a reasonable possibility that the Company may not be able to comply with the quarterly minimum EBITDA covenants. As a result, the Company’s long-term debt obligations are classified as current liabilities. If the Company is unable to comply with its financial covenants or otherwise maintain adequate liquidity it could be necessary for the Company to obtain one or more amendments or waivers from its lenders, obtain additional sources of liquidity, or make further cost cuts to fund operations. However, there is no assurance that the Company could accomplish these steps. The Company’s Annual Report on Form 10-K provides additional detail about the risks of the Company’s liquidity situation and its ability to comply with its financial covenants.

Mr. Edison concluded, “Despite the requirement to classify our long term debt as short-term debt for accounting purposes, approximately $4.0 million of the balance has scheduled repayments due from 12 to 33 months from the end of the first quarter and $4.0 million of the balance is scheduled for repayment in 2012. In addition, despite the difficult February and March, we are excited about the sales turnaround taking hold in our business now and are pleased that we now expect our cost reduction plan exceed the $8.0 million in cuts that we previously announced. We believe we will have adequate liquidity to operate, make all of our financial covenants and are poised for a significant rebound in sales and gross margin beginning in the second quarter.”

Conference Call

The Company also announced that it will conduct a conference call to discuss its first quarter fiscal 2008 results today, Monday, June 9, 2008 at 9:00 a.m. Eastern Time. Investors and analysts interested in participating in the call are invited to dial (877) 407-4018, approximately five minutes prior to the start of the call. The conference call will also be webcast live at http://viavid.net/dce.aspx?sid=000051F2. A replay of this call will be available until June 16, 2008 and can be accessed by dialing (877) 660-6853, referencing account number 3055 and entering confirmation number 287924. The webcast will remain available until July 9, 2008 at the same web address.

About Bakers Footwear Group, Inc.

Bakers Footwear Group, Inc. is a national, mall-based, specialty retailer of distinctive footwear and accessories for young women. The Company’s merchandise includes private label and national brand dress, casual and sport shoes, boots, sandals and accessories. The Company currently operates over 245 stores nationwide. Bakers’ stores focus on women between the ages of 16 and 35. Wild Pair stores offer fashion-forward footwear to both women and men between the ages of 17 and 29.

THIS PRESS RELEASE CONTAINS FORWARD-LOOKING STATEMENTS (WITHIN THE MEANING OF SECTION 27(A) OF THE SECURITIES ACT OF 1933 AND SECTION 21(E) OF THE SECURITIES EXCHANGE ACT OF 1934). BAKERS FOOTWEAR HAS NO DUTY TO UPDATE SUCH STATEMENTS. ACTUAL FUTURE EVENTS AND CIRCUMSTANCES COULD DIFFER MATERIALLY FROM THOSE SET FORTH IN THIS STATEMENT DUE TO VARIOUS FACTORS. FACTORS THAT COULD CAUSE THESE CONDITIONS NOT TO BE SATISFIED INCLUDE MATERIAL DECLINES IN SALES TRENDS AND LIQUIDITY, INABILITY TO SATISFY DEBT COVENANTS, MATERIAL CHANGES IN CAPITAL MARKET CONDITIONS OR IN BAKERS FOOTWEAR’S BUSINESS, PROSPECTS, RESULTS OF OPERATIONS OR FINANCIAL CONDITION AND OTHER RISKS AND UNCERTAINTIES, INCLUDING THOSE DETAILED IN BAKERS FOOTWEAR’S MOST RECENT ANNUAL REPORT ON FORM 10-K INCLUDING THOSE DISCUSSED IN “RISK FACTORS,” IN “MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL POSITION AND RESULTS OF OPERATIONS” AND IN NOTE 2 TO THE FINANCIAL STATEMENTS, AND IN BAKERS FOOTWEAR’S OTHER FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION.

Bakers Footwear Group, Inc. Income Statement Data	Thirteen Weeks Ended May 3, 2008	Thirteen Weeks Ended May 5, 2007
(in thousands, except per share data)	Unaudited	Unaudited

Net sales	$43,538	$49,256
Cost of merchandise sold, occupancy, and buying expenses	32,288	33,968
Gross profit	11,250	15,288

Operating expenses
Selling	10,712	11,892
General and administrative	4,385	4,565
Loss on disposal of property and equipment	222	36
Operating loss	(4,069)	(1,205)

Interest expense	(807)	(362)
Other income, net	2	13
Loss before income taxes	(4,874)	(1,554)

Income tax benefit	—	(589)

Net loss	$(4,874)	$(965)

Basic loss per share	$(0.70)	$(0.15)
Diluted loss per share	$(0.70)	$(0.15)

Weighted average shares outstanding
Basic	7,006	6,493
Diluted	7,006	6,493

Cash Flow Data
Cash used in operating activities	$(6,057)	$(4,134)
Cash used in investing activities	(314)	(2,526)
Cash provided by financing activities	6,373	6,412
Net increase (decrease) in cash	2	(248)

Supplemental Data
Comparable store sales decrease	(11.1)%	(9.3)%
Gross profit percentage	25.8%	31.0%
Number of stores at end of period	249	258

Bakers Footwear Group, Inc. Balance Sheet Data	May 3, 2008	May 5, 2007
(in thousands)	Unaudited	Unaudited
Cash	$162	$159
Accounts receivable	1,773	2,596
Inventories	23,611	27,797
Other current assets	2,860	7,465
Current assets	28,406	38,017

Property and equipment, net	41,861	51,374
Other assets	1,212	1,637
	$71,479	$91,028

Accounts payable	$8,926	$10,084
Revolving credit facility	11,511	19,588
Subordinated secured term loan	5,771	—
Subordinated convertible debentures	4,000	—
Other current liabilities	11,037	10,788
Current liabilities	41,245	40,460

Other noncurrent liabilities	10,197	10,174
Shareholders’ equity	20,037	40,394
	$71,479	$91,028